U. S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2008

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ENSURAPET, INC.
(Exact name of registrant as specified in its charter)
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Nevada	333-132028	13-4303483
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
540 N. Golden Circle, Suite 304, Santa Ana, California	92705
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 501-372-4443

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this report, the terms "we", "us", "our", "our company" or "EPTI" refer to Ensurapet, Inc., a Nevada corporation.

Item 8.01     Other Events.

On January 30, 2008, the shareholders, by a majority, voted to execute a 1:1,000 reverse of the common shares of the company and to eliminate various classes of stock. The purpose of the reverse was to modify the capital structure of the company in order to facilitate the raising of capital from the capital markets.

The Company has completed its restructuring.  The current capital structure of the company is as follows:

  There are currently 27,562,724 shares of common stock issued and outstanding on a fully diluted basis.
  The Company is authorized to issue 500,000,000 shares of common stock par value $0.001;
  Previously the Company amended its Articles with the Nevada Secretary of State to authorize certain preferred shares. Holders of Class A, B. C, and E and, F Preferred Shares have converted their preferred shares into common stock, thus retiring all class A, B, C, E and F shares.
  The Company has approved the issuance of 100,000 shares of Class D preferred stock par value $0.001, which are voting shares with no conversion rights to common shares. Class D preferred stock votes as follows: 1 share of preferred D votes as 2,750 common shares

Following this restructure, the closing capital structure is as follows; 27,562,724 common shares issued and outstanding, 100,000 shares of non convertible Class D preferred shares issued and outstanding; all previous preferred classes A, B, C, E, and F have been eliminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	March 25, 2008
ENSURAPET, INC.

		By:	/s/ W. RUSSELL SMITH, III
W. Russell Smith, III
CEO